UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

CORONADO BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54463	20-5157386
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 New England Executive Park Burlington, Massachusetts	01803
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 238-6621

Securities to be registered pursuant to Section 12(b) of the Act:

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.001 par value

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This amendment is being filed solely to include the Exclusive Sublicense Agreement, dated December 12, 2005, by and between OvaMed GmbH and Collingwood Pharmaceuticals, Inc., filed as Exhibit 10.10 hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORONADO BIOSCIENCES, INC.

Date: September 22, 2011	By	/s/ Dale Ritter
		Name:	Dale Ritter
		Title:	Senior Vice President, Finance, Chief Accounting Officer and Acting Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant.(1)

3.2	First Certificate of Amendment to Amended and Restated Certificate of Incorporation.(1)

3.3	Certificate of Designation, Preferences and Rights of the Series B Convertible Preferred Stock.(1)

3.4	Certificate of Designation, Preferences and Rights of the Series C Convertible Preferred Stock.(1)

3.6	Amended and Restated Bylaws of the Registrant.(1)

4.1	Form of Common Stock Certificate.(1)

4.2	Form of Series A Convertible Preferred Stock Certificate.(1)

4.3	Form of Series B Convertible Preferred Stock Certificate.(1)

4.4	Form of Series C Convertible Preferred Stock Certificate.(1)

4.5	Form of Warrant to Purchase Common Stock issued by the Registrant in connection with the 2008 bridge financing.(1)

4.6	Form of Warrant to Purchase Common Stock issued by the Registrant in connection with the 2009 bridge financing.(1)

4.7	Form of Warrant to Purchase Common Stock issued by the Registrant in connection with the Series A financing.(1)

4.8	Form of Warrant to Purchase Series C Convertible Preferred Stock issued by the Registrant in connection with the 2011 Series C financing.(1)

4.9	Form of Consultant/Agent Warrant to Purchase Common Stock.(1)

10.1	Form of Note Purchase Agreement relating to the 2008 bridge financing.(1)

10.2	Form of Note Purchase Agreement relating to the 2009 bridge financing.(1)

10.3	Form of Subscription Agreement relating to the initial Series A financing.(1)

10.4	Form of Subscription Agreement relating to the second Series A financing.(1)

10.5	Form of Subscription Agreement relating to the Series C financing.(1)

10.6	Form of Consent and Support Agreement.(1)

10.7	Letter Agreement, dated April 29, 2011, by and between the Registrant and Manchester Securities Corp.(1)

10.8*	2007 Stock Incentive Plan.(1)

10.9*	Form of Stock Option Award Agreement.(1)

10.10†	Exclusive Sublicense Agreement, dated December 12, 2005, by and between OvaMed GmbH and Collingwood Pharmaceuticals, Inc.

10.11†	Manufacturing and Supply Agreement, dated March 29, 2006, by and among OvaMed GmbH and Collingwood Pharmaceuticals, Inc.(1)

10.12†	License Agreement, dated November 5, 2007, by and between UCL Business PLC and the Registrant.(1)

Exhibit	Description

10.13†	Letter Agreement, dated November 8, 2007, by and between Asphelia Pharmaceuticals, Inc. and OvaMed GmbH.(1)

10.14†	Amendment No. 1 to License Agreement, dated September 30, 2009, by and between the Registrant and UCL Business PLC.(1)

10.15†	Master Contract Services Agreement, dated April 1, 2010, by and between the Registrant and Progenitor Cell Therapy, LLC.(1)

10.16†	Term Sheet in causa OvaMed/Asphelia, dated June 8, 2010, by and between OvaMed GmbH and Asphelia Pharmaceuticals, Inc.(1)

10.17†	Amendment and Agreement, dated January 7, 2011, by and among Asphelia Pharmaceuticals, Inc., the Registrant and OvaMed GmbH.(1)

10.18	Asset Purchase Agreement, dated January 7, 2011, by and between the Registrant and Asphelia Pharmaceuticals, Inc.(1)

10.19*	Employment Agreement, dated March 21, 2011, by and among Registrant and Bobby W. Sandage, Jr., Ph.D.(1)

10.20*	Employment Agreement, dated April 1, 2011, by and among the Registrant and Glenn L. Cooper. M.D.(1)

10.21*	Employment Agreement, dated May 16, 2011, by and between the Registrant and Dale Ritter.(1)

10.22*	Separation Agreement, dated June 3, 2011, by and between the Registrant and Gary G. Gemignani.(1)

10.23*	Separation Agreement, dated December 2, 2010, by and between the Registrant and Raymond J. Tesi, M.D.(1)

10.24*	Consulting Agreement, dated September 21, 2010, by and between the Registrant and Eric Rowinsky, M.D.(1)

10.25	Form of Indemnification Agreement by and between the Registrant and its officers and directors.(1)

10.26	Lease Agreement dated May 26, 2011 relating to the Registrant’s premises located at 15 New England Executive Park, Burlington, Massachusetts 01803.(1)

10.27	Master Contract Services Agreement, dated March 12, 2008, by and between the Registrant and BioReliance Corporation, as amended.(1)

10.28	Consulting Agreements between the Registrant and each of Dr. Mark Lowdell and UCL Consultants Limited.(1)

10.29	10% Senior Promissory Note, as amended, issued by Asphelia Pharmaceuticals, Inc. to Paramount Credit Partners LLC.(1)

21.1	Subsidiaries of the Registrant.(1)

†	Confidential Treatment Requested
*	Indicates management contract or compensatory plan
(1)	Previously filed